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                                                                                                                Exhibit 11
                                                                                                                ----------

                                    FIRST UNION REAL ESTATE EQUITY AND MORTGAGE INVESTMENTS AND
                                    -----------------------------------------------------------
                                                   FIRST UNION MANAGEMENT, INC.
                                                   ----------------------------
                                         STATEMENTS RE: COMPUTATION OF PER SHARE EARNINGS
                                         ------------------------------------------------
                                               (IN THOUSANDS, EXCEPT PER SHARE DATA)


                                                              Three Months Ended                 Six Months Ended
                                                                   June  30,                       June  30,
                                                            -----------------------           ----------------------
                                                            1994               1993           1994            1993
                                                            ----               ----           ----            ----
Shares Outstanding:
  For computation of primary net
    income per share -
    Weighted average                                        18,109            18,094          18,109            18,092
                                                            ======            ======          ======            ======



  For computation of fully diluted
    net income per share -
    Weighted average, without regard
     to exercise of shares under
     share option plans                                     18,109            18,093          18,109            18,086

    Weighted average of outstanding
     shares issued under share
     option plans                                            ---                   1            ---                  6
                                                           -------           -------         -------           -------
    Adjusted shares outstanding                             18,109            18,094          18,109            18,092
                                                           =======           =======         =======           =======



Net Income                                                 $ 1,654           $ 6,136         $ 3,266           $10,493
                                                           -------           -------         -------           -------

Per Share - Primary and fully diluted:
  Income from operations                                   $   .09           $   .16         $   .18           $   .32
  Capital gains                                                                  .18                               .26
                                                           -------           -------         -------           -------
  Net income                                               $   .09           $   .34         $   .18           $   .58
                                                           =======           =======         =======           =======
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